Exhibit (2)(a)(i)

CERTIFICATE OF FORMATION

OF

MERCANTILE ABSOLUTE RETURN MASTER FUND LLC

     This Certificate of Formation of Mercantile Absolute Return Master Fund LLC (the “Company”) is being duly executed and filed by Mercantile Capital Advisors, Inc., as an authorized person, to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. ' 18-101, et seq.).

     FIRST: The name of the limited liability company formed hereby is Mercantile Absolute Return Master Fund LLC.

     SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

     THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 3rd day of August, 2005.

MERCANTILE CAPITAL ADVISORS, INC.

By:	/s/ Kevin A. McCreadie

Kevin A. McCreadie
President